Exhibit 99.1

Media and Investors	Media
Michael Doherty	Christian Pinkston
Covad Communications	Pinkston Group
408-952-7431	703-574-2137
mdoherty@covad.com	pinkston@pinkstongroup.com
Covad Enters Settlement Agreement to Dismiss
Derivative Lawsuit

San Jose, Calif. — October 1, 2007 — Covad Communications Group, Inc. (AMEX: DVW) today announced it has entered into a settlement in the Khanna, et al. v. McMinn, et al. lawsuit. If the settlement is approved by the court, Covad will receive approximately $5 million (consisting primarily of Covad stock), net of plaintiffs’ counsel’s fee and certain costs. The settlement, if approved, will also result in the dismissal of the lawsuit with prejudice. The settlement expressly states that each defendant, including Covad, denies liability.
The lawsuit was brought against a number of current and former Covad directors, as well as one Covad investor, by a former Covad officer for breach of fiduciary duty and related claims. Two private party shareholders later joined the lawsuit as plaintiffs. The lawsuit does not seek monetary damages from Covad. Subject to final approval by the Court, the settlement proceeds will be paid to Covad pursuant to the terms of the settlement.
The settlement was entered into for the sole purpose of resolving contested claims and disputes as well as avoiding the substantial costs, expenses and uncertainties associated with protracted and complex litigation. Covad has determined that the proposed settlement is in the best interests of Covad and its stockholders. The Stipulation of Settlement and related paperwork is on file with the Court of Chancery of the State of Delaware in and for New Castle County.
The settlement is subject to and conditioned upon the Court’s final approval after public notice of the proposed settlement and expiration of the time for appeal from any orders approving the settlement.
###
About Covad
Covad is a leading nationwide provider of integrated voice and data communications. The company offers DSL, Voice Over IP, T1, broadband wireless, Web hosting, managed security, IP and dial-up, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the litigation matters described in the body of the release and the proposed settlement agreement that are subject to certain risks and uncertainties and actual results may differ materially from those in the forward-looking statements. Factors that could affect actual results include conditions to completion of the settlement, many of which are outside of the Company’s control, and the inherent uncertainty of proposed settlements, litigation and appeals. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward looking statements to reflect new information, events or circumstances after the date of the release or to reflect the occurrence of unanticipated events.
####